Exhibit 10.3

AMENDED AND RESTATED INTANGIBLE ASSET LICENSE AGREEMENT

This AMENDED AND RESTATED INTANGIBLE ASSET LICENSE AGREEMENT (this “Agreement”), dated as of June 22, 2015, is by and between MS Real Estate Management Company (“Licensor”) and Martha Stewart Living Omnimedia, Inc., a Delaware corporation with offices in New York, New York (the “Company”).

WHEREAS, Licensor has the right to license the intangible asset consisting of Martha Stewart’s lifestyle. Licensor’s lifestyle intangible asset encompasses Martha Stewart’s lifestyle and the public perception of Martha Stewart’s lifestyle. It includes, but is not limited to: real property that Martha Stewart owns directly or indirectly as of the date hereof (the “Real Property” or “Real Properties,” including without limitation the addresses on file with the Company for the properties in each of (a) Katonah, New York, (b) East Hampton, New York, and (c) Seal Harbor, Maine, but excluding any Subsequently-Acquired Real Property (as defined below) that is not an Elective Real Property (as defined below)); the design of and the furnishings and finishings contained in the structures located on the Real Properties; the manner in which Martha Stewart selects, designs and arranges the finishings and furnishings contained in the structures located on the Real Properties; the inventory of home furnishings Martha Stewart has acquired and maintains for use in the structures located on the Real Properties; the color schemes, fabrics, art, linens, glassware, appliances in the kitchens in the structures located on, and the gardens located on, the Real Properties, which Martha Stewart designs and maintains; the outdoor furniture located on the Real Properties; and any other items that contribute to the visible appearance and impression of the Real Properties (collectively, the “Lifestyle Intangible Asset”);

WHEREAS, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 22, 2015, by and among Madeline Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of TopCo, Sequential Brands Group, Inc., a Delaware corporation, Singer Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of TopCo, and Singer Madeline Holdings, Inc., a Delaware corporation (“TopCo”); and

WHEREAS, pursuant to the Merger Agreement, Licensor and the Company wish to further amend and restate the Intangible Asset License Agreement, dated as of June 13, 2008, as such agreement was amended in December 2008, on June 8, 2010, July 9, 2012 and July 2, 2013 (“Prior Agreement”), between the parties hereto, on the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The Company’s Acknowledgment of Licensor’s Rights. The Company hereby acknowledges that (a) Martha Stewart exclusively owns all right, title and interest throughout the world (the “Territory”) in and to the Lifestyle Intangible Asset, which Lifestyle Intangible Asset has intrinsic value, and (b) Licensor and Martha Stewart otherwise reserve all rights to the Lifestyle Intangible Asset except those specifically granted to the Company herein (provided, however, that this reservation of rights shall not alter in any manner the Company’s rights under that certain Amended and Restated Intellectual Property License and Preservation Agreement

dated as of even date herewith between Martha Stewart and the Company (the “IP License Agreement”)). Licensor represents and warrants to the Company that, as of the date hereof, Licensor has the power and authority to license the Lifestyle Intangible Asset on the terms and conditions of this Agreement.

2. Term. The initial term of this Agreement shall commence upon the Effective Time (as defined in the Merger Agreement) and shall expire on December 31, 2020 (the “Initial Term”). The Initial Term will automatically renew for one additional five (5) year period if either the aggregate Gross Licensing Revenues (as defined in the Employment Agreement, between TopCo and Martha Stewart, dated as of even date herewith) for calendar years 2018 through 2020 exceed $195 million or the Gross Licensing Revenues for calendar year 2020 equal or exceed $65 million (the “Renewal Term” and, together with the Initial Term, the “Term”). In the event the Merger Agreement is terminated, this Agreement shall automatically terminate (and the Prior Agreement shall remain in full force and effect).

3. Consideration. During each year of the Term, the Company shall pay Licensor, or an entity designated by Licensor in writing, a guaranteed fee of $1,700,000, payable in a lump sum, payable in each year upon the Effective Time and on each anniversary thereof. For the avoidance of doubt, the payments described in this Section 3 shall continue to be made without regard to any termination of this Agreement for any reason.

4. Use of the Lifestyle Intangible Asset.

(a) Subject to the terms and conditions of this Agreement, Licensor hereby licenses to the Company the perpetual, exclusive right to use, and to authorize others to use (subject to Licensor’s consent right set forth in Section 4(e)), pursuant to the terms hereof, throughout the Territory, the Lifestyle Intangible Asset (i) on or in connection with any products and services of the Company or its affiliates or their respective licensees, developed, manufactured and sold (or previously developed, manufactured and sold) as of the Effective Date or following the Effective Date in accordance with the terms of this Agreement, other than those products or services which are New Uses (as defined herein) (all such products and services, which include the Lifestyle Intangible Asset , are referred to herein as the “Licensed Products” and the “Licensed Services”), and (ii) for New Uses, which in all cases are branded under the “Martha Stewart” mark or the other Marks (as defined in the IP License Agreement), during the term of this Agreement. All uses approved prior to the date hereof are included in the foregoing license grant if used in substantially the same manner as used prior to the date hereof. For avoidance of doubt, after the expiration of the Term, the Company shall not have any right to utilize any elements of the Lifestyle Intangible Asset that did not exist as of the date of such expiration or termination (“Post-Term Elements”), but shall have the perpetual license to use, and to authorize others to use, the Lifestyle Intangible Asset exclusive of Post-Term Elements, in accordance with the foregoing sentence.

(b) During the term of any sublicense pursuant to this Agreement (the “Company License Agreements”), the Company shall include requirements that its licensees preserve the goodwill of the Lifestyle Intangible Asset and New Uses (provided that the Company shall not be required to amend the terms of any Company License Agreements signed prior to the Effective Date) and shall use commercially reasonable efforts to cause the licensees thereof to comply with the terms of the Company License Agreements relating thereto. The use of the Lifestyle Intangible Asset by, and Licensed Products and Licensed Services of, the Company or any licensee (or sublicensee) shall be at least substantially consistent with the Historical Standard (as defined below). The “Historical Standard,” as of any date, shall mean the substantially the same quality and positioning, including for products and services themselves and any packaging and related material, and any marketing (the “Historical Criteria”) as any Licensed Products and/or Licensed Services offered by the Company or sold under any Company License Agreements at any time after February 3, 1997 and before the Effective Date, including, without limitation, with respect to those Licensed Products sold under the Company’s prior license agreement with Kmart Corporation. Licensor and the Company hereby acknowledge and agree that the sale of Licensed Products and Licensed Services shall only be permitted through the Mass Tier Channel of Distribution (as defined below) if the applicable Licensed Products and Licensed Services were, prior to the date hereof, sold through the Mass Tier Channel of Distribution. Except as set forth in the immediately preceding sentence, Licensed Products and Licensed Services may only be sold through the Mass Tier Channel of Distribution or any channel below the Mass Tier Channel of Distribution with the Licensor’s (or her legal representatives’, heirs’ (including trusts and trustees) or estates’) written consent, such consent not to be unreasonably withheld, conditioned or delayed. With respect to channels of distribution not in existence on the Effective Date, Licensed Products and Licensed Services, to the extent such Licensed Products or Licensed Services are permitted to be sold in the Mass Tier Channel of Distribution pursuant to the terms hereof, may be sold through new channels of distributions not in existence on the Effective Date if such new channel is of equal or greater prestige to the Mass Tier Channel of Distribution. With respect to any New Uses (as defined below), (i) those products and services set forth on Schedule B are pre-approved for sale in the Mass Tier Channel of Distribution or above, (ii) such New Uses may at all times be sold in channels of distribution above the Mass Tier of Distribution, and (iii) the sale of any other products or services (i.e., other than those set forth on Schedule B) which are New Uses through the Mass Tier Channel of Distribution or below shall require the written consent of Licensor (or her legal representatives, heirs (including trusts and trustees) or estates)), such consent not to be unreasonably withheld, conditioned or delayed. As used herein, the term “Mass Tier Channel of Distribution” shall mean general merchandise or specialty retailers selling primarily first-quality, in-season merchandise to the mass consumer market (such as, by way of example, the following stores: Kmart, Wal-Mart, Target, J.C. Penney, Bed Bath & Beyond, DSW, Old Navy and Amazon.com and its subsidiary Zappos.com), but, for clarity, does not include any Off-Price Retailers (defined below), budget, discount, variety or so-called “dollar” retailers or comparable retailers (such as Five Below, Shopko, National Stores, Family Dollar Stores or Big Lots stores). As used herein, the term “Off-Price Retailers” shall mean retailers that are known for selling nationally-recognized branded products at discounted prices (such as TJX Companies’ TJ Maxx, Marshall’s and Home Goods). Notwithstanding the foregoing or anything to the contrary in this Agreement, the Company or its licensees (or sublicensees) (y) shall be entitled to sell Licensed Products and products which are New Uses which, in either case, are not of first quality (including “seconds” and “irregulars”) or which are end-of-season closeouts through Off-Price Retailers, and (z) may undertake special cut-up programs for Licensed Products and other products which are New Uses with Off-Price Retailers in accordance with industry practice for comparable products. In determining whether Licensed Products or Licensed Services comply with the Historical Standard, with respect to particular Licensed Products or Licensed Services, the parties will look to the Historical Criteria with respect to such Licensed Products or Licensed Services in comparison with the same Licensed Products and Licensed Services previously offered by the Company or under the Company License Agreements. Subject to and without in any way limiting the foregoing requirements regarding Licensed Products and/or Licensed Services, the parties hereby acknowledge and agree that the Historical Standard shall not otherwise restrict the Company from contracting with, or using services or deliverables from, outside service providers (including the Company’s licensees) to provide design, production and other services (including creative services) relating to the Licensed Products or Licensed Services or require the Company to adhere to any particular spending requirements or budgets, historical or otherwise, with respect to such functions. All uses of the Lifestyle Intangible Asset by the Company and its affiliates and their respective licensees prior to the Effective Date are hereby approved for use by the Company and in connection with Licensed Products and Services; provided, that, such use is (i) consistent with the terms of this Agreement, and (ii) substantially similar to the use prior to the Effective Date. Subject to the rights reserved for Licensor hereunder, including the Reserved Rights (as defined below), Licensor shall not (I) grant any rights to the Lifestyle Intangible Asset to any other person or entity following the Effective Date that conflict or compete with, or would reasonably be expected to conflict or compete with, those granted to the Company under this Agreement, including granting a third party the right to use the Lifestyle Intangible Asset in connection Licensed Products, Licensed Services and New Uses or (II) use the Lifestyle Intangible Asset in a manner that could reasonably be expected to infringe or otherwise conflict with the Marks.

(c) The Company and its affiliates and their respective licensees may use the Lifestyle Intangible Asset in connection with new businesses, products or services not planned, launched or developed prior to the Effective Date (such new businesses, products, and services, collectively, “New Uses”), in each case, so long such New Uses, (i) are (A) substantially consistent with the uses of the Lifestyle Intangible Asset prior to the Effective Date, (B) substantially consistent with or exceed the Historical Standard for the most similar Licensed Products or Licensed Services in existence prior to the Effective Date, (C) the same general quality and positioning, including for products and services themselves and any packaging and related material, and any marketing as the better licensed brands sold in the applicable channel of distribution for the applicable product or service (as permitted hereunder), and (D) not contained within any of the categories attached hereto as Schedule C, or (ii) have been consented to in writing by Licensor. For clarity, New Uses shall not include, and Licensor’s consent shall not be required for, reasonable extensions of the lines of business in which the Company or its affiliates or their respective licensees are engaged or planned to be engaged at the Effective Date (including the Licensed Products or Licensed Services), which extensions (and their related products and services) shall be included in the license contained herein and subject to the Historical Standard and other use requirements contained herein. The Company shall keep Licensor advised of any New Uses in a timely manner, so that such entity may confirm the Company’s compliance with the terms hereof.

(d) Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Company the exclusive right to use and exploit in any and all media the Lifestyle Intangible Asset as it appears in any and all television programs, digital media and/or videos (including content developed for the Company’s on line/digital businesses) produced by or for the Company (or its predecessor) (collectively, the “Programs”), whether such Programs were produced, aired, marketed or sold prior to, on, or after, the date of this Agreement, provided that the grant in this sentence shall be limited to the use of such Programs (i) substantially as a whole (it being acknowledged and understood that the Company shall have the right to edit such Programs for time and commercials and to add bumpers and introductions), (ii) as part of a collection or similar compilation (such as “Best of” programs or videos) of Licensor appearances relating to the business colloquially known as of the date hereof as “Martha Stewart Living Television”, (iii) in any other manner used by the Company prior the Effective Date, including, without limitation, under the Company’s agreements with AOL, Yahoo and other Internet Service Providers or (iv) as excerpts (which, for the avoidance of doubt, shall not include “outtakes” or “bloopers”) of such Programs, for use on streaming services and the advertising, promotion and/or marketing of any of the foregoing. For the avoidance of doubt, with respect to new Programs produced after the Effective Date, Licensor will have a reasonable right of approval over the Lifestyle Intangible Asset, and the use thereof, in the Programs at its various stages (e.g., storyboard, script, rough cut, etc.) prior to Company’s exploitation thereof, such approval not to be unreasonably withheld, conditioned or delayed.

(e) To the extent that, during the term hereof, the Company desires access to the Real Properties in order to utilize the Lifestyle Intangible Asset, the Company shall provide reasonable notice of the intended dates and manner of use and the parties shall cooperate therewith; provided that Licensor shall provide the Company with any such requested access to the Real Properties in a manner consistent with past practice pursuant that certain Location Rental Agreement dated as of September 17, 2004 between Martha Stewart and the Company (the “Location Rental Agreement”), which Location Rental Agreement was extended by a letter agreement on September 18, 2007; and provided further that Licensor may deny access to the Real Properties to Company’s sublicensees other than those entities with which the Company has a bona fide business relationship involving matters other than the Real Properties at its sole discretion, and further provided that Licensor maintains a reasonable right to review and object to an excessive number of staff proposed for any such use. In addition, the Company and Licensor will negotiate in good faith an arms-length fee in connection with any use of the Real Properties in an amount not to exceed $75,000 per year.

(f) Subject to the Company’s indemnity obligations under paragraph 7 below, to the extent that the Licensor incurs any expenses in connection with the Company’s use of the Lifestyle Intangible Asset or any element of the Lifestyle Intangible Asset (including without limitation any costs associated with cleaning, arranging and maintenance of any items within the Lifestyle Intangible Asset), Licensor shall bear such costs; provided that the Company shall be responsible for (i) all film, video, photography and other production costs it incurs or authorizes in writing related to its use of the Lifestyle Intangible Asset and (ii) such other costs as may be approved in advance by the Company in writing, within any budget limitations that may be specified in such approval.

(g) Subject to the terms of this Agreement, during the term of this Agreement, Licensor shall, at its expense, cause the Real Properties to be maintained, landscaped, gardened and developed in a manner generally consistent with past practice; provided that the Company (i) shall be responsible for Company-approved costs associated with those business expenses set forth on Schedule A hereto, and (ii) shall reimburse Licensor for up to $100,000 in approved and documented household expenses associated with the Real Properties.

(h) Notwithstanding any other provision of this Agreement, but subject to any employment or other agreement that Licensor may have from time to time with the Company, the license provided herein shall not prohibit Licensor (or Martha Stewart personally) from using or exploiting the Lifestyle Intangible Asset in connection with (collectively, the “Reserved Rights”): (i) writing books (including biographies or memoirs), articles, movies, plays, scripts or other literary products in areas other than businesses of the Company covered by this Agreement (including, without limitation, with respect to the Licensed Products, Licensed Services and New Uses); (ii) making speeches or public appearances (including on radio, television, in films or over the Internet or similar media) for any purpose other than the promotion of a product or service that competes in any material respect with the Licensed Products and Licensed Services at that time; (iii) endorsing products or services which are not competitive in any material respect, at the time of the commencement of such endorsement, with the Licensed Products, Licensed Services or New Uses; (iv) becoming a director, employee, partner, advisor, member, consultant or shareholder of, investor in or otherwise being engaged with any other company, corporation, partnership or other entity which is not competitive with the Company at the time Licensor assumes such position; and (v) activities which are incidental and do not significantly infringe on the Marks or the Company’s rights hereunder

(i) Any sublicense by the Company of the Lifestyle Intangible Asset shall contain protections with respect to the Lifestyle Intangible Asset consistent with the terms hereof and shall acknowledge that such sublicensee does not obtain any ownership rights in, or goodwill to, the Lifestyle Intangible Asset.

5. Quality of Products and Services Provided in Connection with Lifestyle Intangible Asset. Following the expiration or termination of the Employment Period as defined and under Licensor’s Employment Agreement with Topco of even date herewith, upon Licensor’s reasonable request and to the extent Licensor (or her designee, successor or assignee) reasonably deems it to be necessary to protect Licensor’s rights under this Agreement, Licensor or her designee, successor or assignee shall have the right to request and receive, at no cost to the recipient, representative samples of each Licensed Product and Licensed Service, and any New Uses, as well as a prototype of each type of all promotional, advertising and marketing material used in connection therewith, for the purpose of evaluating the compliance with the terms contained herein of the same. In the event that in Licensor’s (or her designee, successor or assignee) reasonable and good faith judgment, any Licensed Product or Licensed Service fails (other than in an immaterial manner) to satisfy the Historical Standard, or any New Use fails to comply with paragraph 4(c) above, then promptly upon written notice by Licensor to the Company, the Company and Licensor (or her designee, successor or assignee) shall cooperate in good faith to make necessary and appropriate changes (if any) in the quality of such Licensed Product or Licensed Service or New Use to comply with the standard and other applicable terms provided for herein; provided that nothing in this sentence shall be deemed to affect the substantive rights and obligations of the parties hereunder.

6. Lifestyle Intangible Asset.

(a) The Company acknowledges that it is not, and will not become by virtue of this Agreement, the owner of any right, title or interest in and to the Lifestyle Intangible Asset in any form or embodiment. The Company shall not at any time knowingly commit any act anywhere in the world which would reasonably be expected to have a material adverse effect on Licensor’s rights in and to the Lifestyle Intangible Asset, or any registrations therefor or any applications for registration thereof, including use of the Lifestyle Intangible Asset in an obscene or lewd or derogatory manner. Unless the other party’s conduct violates the terms of this Agreement or applicable law, neither party shall challenge or knowingly assist or cause any third party to challenge or assist, whether directly or indirectly, anywhere in the world the other party’s ownership of or the validity of the other party’s intellectual property (including any rights to intellectual property held by the Company), any application for registration therefor or any rights therein or thereto, in each case, before any court, agency, or other tribunal, or in defending any claim of infringement. The term “assist” shall include providing any third party, whether directly or indirectly, with an analysis of any intellectual property in furtherance of an actual or contemplated validity challenge.

(b) The Company, at its expense, shall file appropriate registrations in its own name or in the name of a Company subsidiary or affiliate so as to preserve the goodwill and Licensor’s rights in the Lifestyle Intangible Asset, shall prosecute and defend such registrations and all common law rights in the Lifestyle Intangible Asset consistent with good commercial practices, and shall use all reasonable commercial efforts to defend and otherwise protect the Lifestyle Intangible Asset, provided that following the Effective Date, Licensor shall have the right to reasonably direct and control such actions, in each case at the Company’s expense. At the request of Licensor, and at the Company’s expense, the Company shall prosecute, including by filing lawsuits or other actions, any potential infringement, dilution, libel, slander or other diminution in the goodwill or other denigration of the Lifestyle Intangible Asset by any third party, to the extent that, unless in the opinion of the Company’s outside intellectual property counsel there is no basis for such action or such action could reasonably be expected to have a material adverse impact on the Lifestyle Intangible Asset. The Company shall be entitled to the proceeds, or other legal remedies, of any such action. The Company may also institute such actions where not requested by Licensor in the event the Company determines that the protection of the Lifestyle Intangible Asset reasonably requires such action. In the event that the Company learns of any infringement or other violation of rights in or to the Lifestyle Intangible Asset, it shall promptly notify Licensor thereof.

(c) At Licensor’s request, the Company shall execute all documents reasonably requested by Licensor to confirm Martha Stewart’s ownership of rights in and to the Lifestyle Intangible Asset. The Company shall cooperate at Licensor’s reasonable request in connection with the filing and prosecution of applications to register intellectual property rights in the Lifestyle Intangible Asset and in connection with the maintenance and renewal of such registrations as may issue. Licensor and the Company shall cooperate in good faith, taking into account their respective interests in and rights to the Lifestyle Intangible Asset, to determine whether or not such applications are filed and prosecuted and registrations are maintained. The Company shall bear all costs and expenses of any such filings or proceedings.

(d) If one party hereto reasonably requests of the other to take an action in connection with the foregoing, the other party shall cooperate in connection with any such action, including, without limitation, by being a plaintiff or co-plaintiff and by causing its officers, directors, and employees to execute documents and to testify. If the Company desires to take action with respect to a violation or infringement of the Lifestyle Intangible Asset, it shall consult with Licensor, and shall not take any actions which Licensor reasonably requests not to be taken. All costs and expenses of the actions described in this Section 6(d) shall be borne by the Company.

7. Indemnity.

(a) The Company hereby saves and holds Licensor, its successors and assigns, and Martha Stewart, her heirs (including trusts and trustees), estate, successors and assigns (the “Indemnified Parties”) harmless of and from, and indemnifies and agrees to defend them against any and all losses, liability, damages and expenses (including, without limitation, reasonable attorney’s fees and expenses) which the Indemnified Parties may incur or be compelled to pay, or for which the Indemnified Parties may become liable or be compelled to pay in any action, claim or proceeding against any of the Indemnified Parties, in each case, for or by reason of any acts, whether of omission or commission, that may be committed or suffered by the Company or any of its officers, directors, employees, agents or servants (other than the Indemnified Parties) in connection with the Company’s performance of its obligations under this Agreement, the use (including sublicensing) of the Lifestyle Intangible Asset (including any claims asserting personal injury, property damage, product liability or breach of any express or implied warranty), or the breach by the Company of any covenant contained herein in each case, except to the extent such loss, liability, damage or expense or action, claim or proceeding is primarily due to the gross negligence or willful misconduct of an Indemnified Party. The indemnification rights provided for herein shall also apply to any use by the Company of the Lifestyle Intangible Asset prior to the date hereof.

(b) In the event that an Indemnified Party receives notice of a claim as to which indemnification is sought, such party shall reasonably promptly notify the Company thereof, except that the failure to so notify shall not exempt the Company from its obligations hereunder, except to the extent that such failure has actually prejudiced the Company’s legal position with respect to the claim. Upon receipt of notice, the Company shall advise the Indemnified Party that it has assumed the defense thereof. The Indemnified Party shall have the right, at the expense of the Company, to retain legal counsel to participate in and monitor the defense of the claim, provided that the Company shall have the right to direct and control such defense. The Company shall not, without Licensor’s written consent, settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim, nor shall the Company settle or compromise any claim relating to the Lifestyle Intangible Asset which would limit the use by Licensor of the Lifestyle Intangible Asset in any manner whatsoever without Licensor’s consent.

(c) The Company shall maintain in effect at all times a general liability policy and errors and omissions insurance, in customary amounts taking into account the size of the Company, the value of the Lifestyle Intangible Asset and the obligations of the Company hereunder, and shall name Martha Stewart, Licensor and the other Indemnified Parties hereunder as beneficiaries thereof for purposes of this Agreement.

8. Sale or Purchase of Real Properties.

(a) At any time during the term of this Agreement, Licensor, Martha Stewart and any entity she directly or indirectly controls may sell any or all of the Real Properties without the consent of the Company. Such sale shall not affect the obligations of the Company under Section 3 of this Agreement.

(b) If at any time during the term of this Agreement, Martha Stewart directly or indirectly, including through Licensor, acquires any real property (each a “Subsequently-Acquired Real Property”), Licensor may in its sole discretion offer the Company the right to include such Subsequently-Acquired Real Property within the Lifestyle Intangible Asset by giving the Company written notice of such offer. Upon receipt of such notice, the Company shall have the right in its sole discretion to accept the offer to include such Subsequently-Acquired Real Property within the Lifestyle Intangible Asset by giving Licensor written notice of such acceptance (in the event of such an offer and acceptance, such Subsequently-Acquired Real Property shall be referred to herein as an “Elective Real Property”). It is expressly understood and agreed that Martha Stewart is under no obligation to either directly or indirectly, including through Licensor, acquire any additional real property or to offer to include any Subsequently-Acquired Real Property within the Lifestyle Intangible Asset if acquired and the Company is under no obligation to accept an offer by Licensor to include any Subsequently-Acquired Real Property within the Lifestyle Intangible Asset.

9. Certain Remedies. The parties agree that the remedies at law for any material breach or threatened material breach of this Agreement, including monetary damages, are inadequate compensation for any loss and that the non-breaching party shall be entitled to seek specific performance of this Agreement. The parties hereto waive any defense to such claim that a remedy at law would be adequate. In the event of any actual or threatened material default in, or material breach of, any of the terms hereof, the party aggrieved thereby shall have the right to seek specific performance and injunctive or other equitable relief with respect to its rights hereunder, in addition to any remedies available at law.

10. Miscellaneous.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) This Agreement is assignable by the Company to any of its affiliates or to any successor of the Company which acquires all or substantially all of the assets or businesses of the Company (or its affiliates) or to an acquirer, whether by sale, merger, recapitalization or other business combination, of all or substantially all of the equity, assets or businesses of the Company without Licensor’s consent, provided that (i) any such successor or assignee shall provide Licensor with a written agreement that it shall be bound by all the terms of this Agreement and (ii) with respect to an assignment to an affiliate, the Company or Topco guarantees the obligations of such affiliate hereunder. This Agreement shall be assignable by Licensor to any entity controlled by Martha Stewart and inure to the benefit of and be binding upon the successors, legal representatives, and assigns of Licensor, provided that any such successor or other assignee shall provide the Company with a written agreement that it shall be bound by all the terms of this Agreement and the Licensor agrees in writing to continue to be bound by the Agreement’s terms. Except as specified in this Section 10(b), this Agreement is not assignable.

(c) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Licensor:

MS Real Estate Management Company, at the address on file with the Company with a copy (which shall not constitute notice) to:

Grubman Shire & Meiselas, P.C.

152 West 57th Street

New York, NY 10019

Attention:	Allen J. Grubman; Lawrence Shire; Eric Sacks
Email:	AGrubman@gispc.com; lshire@gispc.com; esacks@gispc.com

If to the Company:

Martha Stewart Living Omnimedia, Inc.

601 West 26th Street

New York, New York 10001

Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this Section. Notices and communications shall be effective when actually received by the addressee.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(e) Licensor and the Company acknowledge that this Agreement, at the Effective Time, will supersede any other agreement between them concerning the subject matter hereof; provided that this Agreement does not amend or modify in any respect any terms of the Employment Agreement or the IP License Agreement, and to the extent of any conflict between this Agreement and the IP License Agreement, the IP License Agreement will control.

(f) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

11. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance issued thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Licensor is hereby advised to seek independent advice from Licensor’s tax advisor(s) with respect to any payments or benefits under this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits provided under this Agreement, whether pursuant to the Code, federal, state, local or foreign tax laws and regulations.

(b) If Martha Stewart is deemed to have “separation from service” with the Company and she is deemed to be a “specified employee”, each within the meaning of Section 409A(a)(2)(B) of the Code, then with regard to any payment or the providing of any benefit under this Agreement, including without limitation the payments pursuant to paragraph 3 above, that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Martha Stewart’s separation from service, or (ii) the date of her death, if and to the extent such six-month delay is required to comply with Section 409A(a)(2)(B) of the Code. In such event, on or promptly after the first business day following the six-month-delay period, all payments delayed pursuant to this Section 12 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) If under this Agreement, an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

Remainder of page intentionally left blank; signature page follows.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

MS REAL ESTATE MANAGEMENT COMPANY

By:	/s/ Martha Stewart
Name:
Title:

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Daniel W. Dienst
Name: Daniel W. Dienst
Title:Chief Executive Officer

Signature Page to Amended and Restated Intangible Asset License Agreement